Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-272858 and 333-275342) and Form F-3 (File No. 333-273905, 333-278027, 333-278029, 333-280041 and 333-283732) of our report dated April 21, 2025 with respect to the audited consolidated financial statements of Bitdeer Technologies Group (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 21, 2025